Exhibit 23.1

Consent of Ernst & Young LLP,

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Gannett Co., Inc. 2001 Omnibus Incentive Compensation Plan, as amended and restated as of May 4, 2010, of our reports dated February 24, 2010, with respect to the consolidated financial statements and schedule of Gannett Co., Inc. and the effectiveness of internal control over financial reporting of Gannett Co., Inc. included in its Annual Report (Form 10-K) for the fiscal year ended December 27, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
December 7, 2010